Exhibit 99.1
  Church & Dwight Co., Inc.

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

 CHURCH & DWIGHT REPORTS THIRD QUARTER EARNINGS
Third Quarter Sales and EPS Exceed Expectations
Affirms Full Year 10-11% Earnings Growth on Comparable Basis

PRINCETON, NJ, NOVEMBER 4, 2011 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 30, 2011 of $79.6 million or $0.54 per share, compared to last year’s reported net income of $69.5 million or $0.48 per share.  This reflects an earnings per share increase of 13%.

Third Quarter Review

Reported net sales for the third quarter increased 6.7% to $701.0 million.  Organic sales increased 4.5%, driven by volume growth of 3.7% and the 0.8% positive effect of price.  Organic sales exclude the impact of foreign exchange rate changes, acquisitions, sales in anticipation of an information system upgrade and a discontinued product line.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our solid third quarter business results in what continues to be a difficult economic environment.  The organic sales increase of 4.5% reflects solid volume growth as well as positive pricing.  While category consumption continues to be weak in the U.S., we increased share on seven of our eight power brands in the quarter.”

Consumer Domestic sales were $506.1 million, a $24.8 million increase or 5.2% above the prior year third quarter sales. Third quarter organic sales increased by 4.3%, largely driven by higher sales of ARM & HAMMER Liquid and Powder Laundry Detergents, XTRA Liquid Laundry Detergent and ARM & HAMMER Cat Litter.  These increases were partially offset by lower sales of OXICLEAN Laundry Additive.  Volume growth contributed approximately 4.6% to net sales, offset by 0.3% negative effect of price in the quarter.

Consumer International sales were $128.5 million, a $19.4 million increase or 17.8% above the prior year third quarter sales.  Organic sales increased by 3.9% primarily due to increased sales in Canada, Mexico, Australia, and U.S. exports.  The organic sales results exclude a 9.2% favorable effect of foreign exchange rate changes, a 3.3% benefit from acquisitions and a 1.4% benefit from a timing shift in customer orders from the fourth quarter to the third quarter in anticipation of an October information system upgrade in Canada.

Specialty Products sales were $66.4 million, a $0.1 million decrease or 0.2% below the prior year third quarter sales.  Organic sales increased by 7.8% primarily due to growth in our animal nutrition and performance products businesses.  The organic sales results exclude a 1.0% favorable effect of foreign exchange rate changes and a 9.0% impact of a foreign subsidiary’s discontinued product line. Price contributed approximately 9.6% to net sales, offset by 1.8% negative effect of volume in the quarter.  The positive price is primarily due to a pass-through of raw material increases to customers.

Gross margin increased to 44.2% in the third quarter compared to 44.0% in the same quarter last year, reflecting cost reduction programs somewhat offset by higher commodity costs and unfavorable product mix.  Price increases for detergent and condoms mitigated a portion of the significant increases in the cost of resins, surfactants, and latex.

Marketing expense was $91.8 million in the third quarter, an increase of $1.6 million or 1.8% in comparison with the prior year third quarter.   Marketing expense as a percentage of net sales was 13.1% in the quarter, an increase of 10 basis points versus the second quarter and a decrease of 60 basis points over the prior year third quarter.

Selling, general, and administrative expense (SG&A) was $91.8 million in the third quarter, a $6.0 million increase over the prior year third quarter.  SG&A as a percentage of net sales was 13.1% in the quarter and flat as a percentage of net sales compared to the prior year third quarter.  The increase in SG&A spending is primarily attributed to higher legal costs, costs in support of our information system upgrade and research & development spending.

Operating income increased 11.8% to $126.3 million in the third quarter compared to $113.0 million in the prior year third quarter. Operating margin expanded 80 basis points to 18.0% versus the prior year third quarter.

Other expense decreased by $4.7 million primarily due to lower interest expense.

The effective tax rate in the third quarter was 36.8% compared to 34.4% in the prior year third quarter. The prior year quarter included a benefit from tax settlements.  The effective tax rate for the year is projected to be approximately 35.0%.

Free Cash Flow

Net cash from operating activities year-to-date was $319.2 million compared to $288.7 million in the prior year period.  The increase in net cash from operating activities is primarily related to higher net income and higher deferred tax liabilities, reflecting a Federal tax law change permitting accelerated deduction of certain capital expenditures, somewhat offset by higher inventories.  Free cash flow year-to-date was $278.4 million compared to $251.3 million in the prior period.  Free cash flow is defined as net cash from operating activities less capital expenditures.

Capital expenditures in the first nine months were $40.8 million compared to $37.4 million in the prior year period.  Full year capital expenditures are expected to be approximately $75 million which includes $22 million for our global information systems upgrade project and initial spending of $11 million for a new manufacturing and distribution center in California.

The Company did not repurchase any common stock in the quarter.  We plan to repurchase approximately $80 million of Company common stock in the fourth quarter which will have a minimal impact on earnings per share this year.

At quarter end, cash was $275 million and total debt was $254 million.

Natronx Technologies, LLC (Natronx)

On September 22, 2011, the Company announced an Air Pollution Control Joint Venture with FMC and TATA Chemicals, called Natronx, to manufacture and market sodium-based dry sorbents for air pollution control in electric utility and industrial boiler operations. Natronx intends to invest approximately $60 million to construct a 450,000 ton per year facility in Wyoming to produce trona sorbents by the fourth quarter of 2012.  The investment will be shared equally by the partners.  The joint venture will have no impact on EPS in 2011 and will be slightly dilutive in 2012.

Outlook for 2011

With respect to 2011, Mr. Craigie said, “Despite the weak economy and aggressive competitive trade spending in several key categories, we continue to expect organic sales growth in the 3-4% range in 2011 and share growth on at least 6 of our 8 power brands.  Most importantly, we expect to exit the year with momentum with our highest organic growth for the year in the fourth quarter behind new product shipments, broad distribution gains and higher marketing spending in the fourth quarter of 2011 compared to the fourth quarter of 2010.  Fourth quarter reported revenue may benefit from customer orders prior to our January 2012 information systems upgrade in the U.S.”

 “We now expect gross margin for the full year to be 25-50 basis points lower than prior year, lower than our prior guidance of 0-50 basis points expansion, due to the effect of U.S. product mix and higher commodity costs.  Marketing spending is expected to be up for the year in dollars but flat to down for the year as a percentage of net sales.

After considering these factors, we remain confident in our previously announced earnings per share estimate of $2.17 to $2.20 in 2011, which is an increase of 10% to 11% over 2010 results, excluding the pension settlement charge of $0.10 per share in the fourth quarter of 2010.”

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2011 results on November 4, 2011 at 10:00 a.m. (ET).  To participate, dial in at 877-317-1485, access code: 21140452 (International: 706-643-6278, same access code:  21140452).  A replay will be available two hours after the call at      855-859-2056 or 404-537-3406 (same access code:  21140452).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, contribution of price and product mix for the remainder of the year; distribution gains; organic sales growth and volume growth, including the effects of new products; gross margins; operating margins;  the initiation and effect of price increases on certain of the Company’s products; marketing spending; share repurchases; earnings per share growth; quarterly earnings per share; market share maintenance or increases with respect to the power brands; customer response to new products; anticipated effect of Natronx on earnings per share; reported revenue may benefit from customer orders prior to the Company’s information system upgrade and anticipated effective tax rate for the year.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	Sept. 30, 2011	Oct.1, 2010	Sept. 30, 2011	Oct.1, 2010
Net Sales	$701.0	$656.9	$2,018.2	$1,932.3
Cost of sales	391.1	367.9	1,120.2	1,067.0
Gross profit	309.9	289.0	898.0	865.3
Marketing expenses	91.8	90.2	248.5	241.9
Selling, general and administrative expenses	91.8	85.8	274.3	258.5
Income from Operations	126.3	113.0	375.2	364.9
Equity in earnings of affiliates	2.9	0.8	8.3	3.6
Other (expense), net	(3.2)	(7.9)	(6.9)	(20.9)
Income before non-controlling interest and taxes	126.0	105.9	376.6	347.6
Income taxes	46.4	36.4	130.8	123.9
Net Income of Non-Controlling Interest	0.0	0.0	0.0	0.0
Net Income attributable to Church & Dwight	$79.6	$69.5	$245.8	$223.7
Net Income per share – Basic	$0.55	$0.49	$1.72	$1.58
Net Income per share – Diluted	$0.54	$0.48	$1.68	$1.55
Dividend per share	$0.17	$0.09	$0.51	$0.22
Weighted average shares outstanding – Basic	143.7	142.2	143.3	141.9
Weighted average shares outstanding - Diluted	146.3	144.4	145.9	144.3

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Sept. 30, 2011	Dec. 31, 2010
Assets
Current Assets
Cash, equivalents and securities	$275.0	$189.2
Accounts receivable	262.0	231.1
Inventories	225.4	195.4
Other current assets	36.4	33.8
Total Current Assets	798.8	649.5
Property, Plant and Equipment (Net)	476.8	468.3
Equity Investment in Affiliates	9.7	9.2
Trade names and Other Intangibles	908.6	872.5
Goodwill	868.4	857.4
Other Long-Term Assets	81.4	88.3
Total Assets	$3,143.7	$2,945.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$3.9	$90.0
Other Current Liabilities	389.7	357.1
Total Current Liabilities	393.6	447.1
Long-Term Debt	249.7	249.7
Other Long-Term Liabilities	414.9	377.5
Stockholders’ Equity	2,085.5	1,870.9
Total Liabilities and Stockholders’ Equity	$3,143.7	$2,945.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	Sept. 30, 2011	Oct. 1, 2010
Net Income	$245.8	$223.7

Depreciation and amortization	58.7	54.4
Deferred income taxes	37.6	27.8
Gain on sale of assets	-	(1.0)
Non cash compensation	9.7	10.1
Other	(1.1)	6.0

Changes in assets and liabilities:
Accounts receivable	(29.0)	(33.3)
Inventories	(29.3)	1.6
Other current assets	(1.8)	1.7
Accounts payable and accrued expenses	20.6	24.8
Income taxes payable	20.9	(21.7)
Excess tax benefits on stock options exercised	(10.7)	(6.5)
Other liabilities	(2.2)	1.1
Net cash from operating activities	319.2	288.7

Capital expenditures	(40.8)	(37.4)
Proceeds from sale of assets	-	8.2
Acquisitions	(64.8)	(80.0)
Other	0.7	1.0
Net cash (used in) investing activities	(104.9)	(108.2)

Net change in debt	(86.1)	(158.3)
Payment of cash dividends	(73.1)	(31.9)
Stock option related	30.9	18.0
Other	(0.8)	(0.1)
Net cash (used in) financing activities	(129.1)	(172.3)

F/X impact on cash	0.6	(1.8)

Net change in cash and investments	$85.8	$6.4

Product Line Net Sales

	Three Months Ended		Percent
	09/30/2011	10/01/2010	Change
Household Products	$335.0	$312.2	7.3%
Personal Care Products	171.1	169.1	1.2%
Consumer Domestic	506.1	481.3	5.2%
Consumer International	128.5	109.1	17.8%
Total Consumer Net Sales	634.6	590.4	7.5%
Specialty Products Division	66.4	66.5	-0.2%
Total Net Sales	$701.0	$656.9	6.7%

	Nine Months Ended		Percent
	09/30/2011	10/01/2010	Change
Household Products	$952.1	$912.0	4.4%
Personal Care Products	507.4	501.5	1.2%
Consumer Domestic	1,459.5	1,413.5	3.3%
Consumer International	364.1	323.8	12.4%
Total Consumer Net Sales	1,823.6	1,737.4	5.0%
Specialty Products Division	194.6	195.0	-0.2%
Total Net Sales	$2,018.2	$1,932.3	4.4%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth, excluding the effect of acquisitions, divestitures, the change in customer shipping arrangements, foreign exchange rate changes, the impact of an information systems upgrade and a discontinued product line, from year-over-year comparisons.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the change in customer shipping arrangements and information systems upgrade, without the effect of foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 09/30/2011
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	6.7%	7.5%	5.2%	17.8%	-0.2%
Add:
Discontinued Product Line	0.9%	-	-	-	9.0%
Less:
Sales in Anticipation of Information Systems Upgrade	0.2%	0.3%	-	1.4%	-
Acquisition	1.3%	1.3%	0.9%	3.3%	-
FX	1.6%	1.7%	-	9.2%	1.0%

Organic Sales Growth	4.5%	4.2%	4.3%	3.9%	7.8%

	Nine Months Ended 09/30/2011
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	4.4%	5.0%	3.3%	12.4%	-0.2%
Add:
Divestitures	0.2%	0.2%	0.2%	0.1%	0.1%
Change in Customer Shipping Terms	0.3%	0.3%	0.3%	-	-
Discontinued Product Line	0.9%	-	-	-	9.2%
Less:
Sales in Anticipation of Information Systems Upgrade	0.1%	0.1%	-	0.4%	-
Acquisition	1.2%	1.4%	1.4%	1.2%	-
FX	1.4%	1.4%	-	7.5%	1.4%

Organic Sales Growth	3.1%	2.6%	2.4%	3.4%	7.7%

The change in customer shipping arrangements reduced net sales due to the Company's provision of a customer pick up program.  Previously the cost to ship was included in cost of sales. The discontinued product line relates to the cessation of operations at a chemical site at a foreign subsidiary.  Sales in anticipation of information systems upgrade reflect an increase in customer orders in advance of the upgrade.

Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures.  Free cash flow is used by the Company's management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow also is one of the measures used in determining management's annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Please refer to the condensed cash flow statement for details.

Projected Percentage Increase in Earnings Per Share Growth

The press release contains the Company's forecast of 2011 earnings per share of $2.17 - $2.20, an increase of 10-11%, excluding the pension settlement charge of $0.10 per share in the fourth quarter of 2010. If the pension settlement charge was not excluded, the forecasted 2011 earnings would constitute an increase of 16% to 17%.  Management believes the exclusion of the pension settlement charge is useful to investors because it enables investors to compare performance in 2010 and 2011, without augmenting the amount of the increase to give effect to an extraordinary charge that does not reflect the Company's day-to-day operations.